Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services, Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254, 333-147386, and 333-163007) and on Form S-3 (Nos. 333-187322, 333-192712, 333-141517, 333-153373, 333-150851, 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028 and 333-139244) of our reports dated March 12, 2014, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Ladenburg Thalmann Financial Services Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ EisnerAmper LLP

New York, New York
March 12, 2014